Exhibit 99.3

$561,881,000

SAKS INCORPORATED

CONSENT SOLICITATION STATEMENT

Solicitation of Consents to Amendments to Indenture and Waiver of Defaults in Respect of All Outstanding

2.00% Convertible Senior Notes due March 15, 2024 CUSIP Nos. 79377WAL2 and 79377WAK4

(the ”Convertible Notes”)

9 7/8% Notes due 2011 CUSIP Nos. 79377WAG3 and 79377WAH1 (the “2011 Notes”)

8 1/4% Notes due 2008 CUSIP No. 79377WAA6 (the “2008 Notes”)

(collectively, the “Notes”)

In Consideration of a Consent Fee of

$1.00 per $1,000 principal amount of the Notes

The Solicitation will expire at 5:00 p.m., New York City time, on July 1, 2005 (such date and time, as we may extend it from time to time, the “Expiration Date”). We may extend the Expiration Date with respect to any issue of Notes without extending the right of Holders of such Notes to revoke Consents delivered (and not validly revoked) prior to the then-effective Expiration Date. We may, in our sole discretion, terminate or amend the Solicitation with respect to any issue of Notes at any time.

Subject to the terms and conditions set forth in this Consent Solicitation Statement (the “Statement”), Saks Incorporated (“Saks” or the “Company”) hereby solicits (the “Solicitation”) the consents (the “Consents”) of Holders (as defined below) of the Notes to certain amendments (the “Proposed Amendments”) to the Indentures (as defined below) governing the Notes as further described herein. Each Holder that delivers a Consent will also be waiving certain defaults that shall have occurred before the Proposed Amendments become effective, and each Holder of the Convertible Notes that delivers a Consent will be consenting to rescind the Notice of Default (described below) that was delivered to the Company under the Convertible Notes Indenture (as defined below) (the “Proposed Waiver,” and together with the Proposed Amendments, the “Proposed Amendments and Waiver”). The term “Holders” means those holders of record on June 17, 2005 (the “Record Date”) as reflected in the records of the Trustees (as defined below) under the Indentures. Unless otherwise stated, the terms “we,” “us” and “our” refer to Saks, or Saks taken together with its subsidiaries, as the context may require.

The Convertible Notes were issued pursuant to an indenture dated as of March 23, 2004 among Saks, as issuer, the subsidiary guarantors signatory thereto, as guarantors, and The Bank of New York Trust Company, N.A., as trustee (the “Convertible Notes Indenture,” and such trustee, the “Convertible Notes Trustee”). The 2011 Notes were issued pursuant to an indenture dated as of October 4, 2001, among Saks, as issuer, the subsidiary guarantors signatory thereto, as guarantors, and Bank One Trust Company, N.A., as trustee (the “2011 Notes Indenture”). The successor trustee of the 2011 Notes Indenture is JPMorgan Chase Bank, N.A. The 2008 Notes were issued pursuant to an indenture dated as of November 9, 1998 among Saks, as issuer, the subsidiary guarantors signatory thereto, as guarantors, The First National Bank of Chicago, as trustee (the “2008 Notes Indenture,” and together with the Convertible Notes Indenture and the 2011 Notes Indenture, the “Indentures”). The successor trustee for the 2008 Notes Indenture is JPMorgan Chase Bank, N.A.

Each of the Indentures requires us to file with the Securities and Exchange Commission (the “SEC”) and the Trustee under the applicable Indenture (each, a “Trustee”) the annual reports, quarterly reports and other documents (the “SEC Reports”) we are required to file with the SEC pursuant to Sections 13 and 15 of the Securities

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The Solicitation Agents Are:
Citigroup	Goldman, Sachs & Co.
Banc of America Securities LLC	Wachovia Securities

June 20, 2005

Exchange Act of 1934 (the “Exchange Act”). Each of the Indentures also requires the Company and the guarantors to file with the applicable Trustee, within 120 days after the end of each fiscal year, a written statement regarding compliance with our obligations under the Indenture, and a description of any known Defaults under the Indenture (a “Compliance Certificate”), and to deliver to the applicable Trustee notice of any Default under that Indenture, and any notice of default we receive with respect to any other indebtedness in an amount of $50,000,000 or more, no later than five business days after we become aware of such occurrence, and what action we are taking, or propose to take, with respect thereto.

We previously announced that we would not be able to file our Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2005 (the “First Quarter 2005 Form 10-Q,” and together with the 2004 Form 10-K, the “Delayed SEC Reports”) by their respective due dates, and we have not filed them to date. The Compliance Certificates were due by May 29, 2005, and we have not delivered them to date. Our failure to timely file the Delayed SEC Reports with the SEC, and failure to file or deliver copies of such reports and the Compliance Certificates with each Trustee have resulted in Defaults under the Indentures. The requirements to file the SEC Reports with the SEC and the Trustees and deliver the Compliance Certificates to the Trustees are hereafter referred to as the “Reporting and Certificate Delivery Covenants.” We also did not deliver a notice to each Trustee within the allotted time after becoming aware of the Defaults described above, which itself constitutes a Default under the Indentures. Our failure to take these actions has also resulted in a breach of certain reporting requirements under the Trust Indenture Act of 1939.

We have previously disclosed that on June 14, 2005 we received a Notice of Default with respect to the Convertible Notes from a hedge fund that states that it owns more than 25% of the Convertible Notes, stating that we breached the Reporting and Certificate Delivery Covenants. As a result, the maturity of the Convertible Notes could be accelerated under the Convertible Notes Indenture any time after August 13, 2005 if (i) the Proposed Amendments and Waiver with respect to the Convertible Notes do not become effective, (ii) we have not previously filed the Delayed SEC Reports with the SEC and the Convertible Notes Trustee and delivered the Compliance Certificate to the Convertible Notes Trustee and (iii) a holder of 25% or more of the Convertible Notes or the Convertible Notes Trustee delivers an acceleration notice. The acceleration of the maturity of the outstanding Convertible Notes would, if not discharged within 10 days of acceleration, permit the holders of the Company’s $990 million of senior notes to accelerate the maturity of such notes.

The Proposed Amendments will effectively provide that, until 5:30 p.m., New York City time, on October 31, 2005, a failure to comply with the sections of the Indentures relating to the Reporting and Certificate Delivery Covenants and our obligation to deliver any notice of a Default with respect to the Reporting and Certificate Delivery Covenants to the Trustees will not constitute Defaults with respect to the Notes. The Proposed Waiver will provide that all Defaults that shall have occurred prior to the effectiveness of the Proposed Amendments relating to our failure to file the Delayed SEC Reports, deliver the Compliance Certificates to the Trustees and deliver notice to the Trustees after becoming aware of these Defaults are waived. Each Holder of the Convertible Notes that delivers a Consent will also be consenting to rescind the Notice of Default that was delivered to us under the Convertible Notes Indenture. For a more detailed description of the Proposed Amendments and Waiver, see “The Proposed Amendments and Waiver.”

The Solicitation is being made upon the terms and is subject to the conditions set forth in this Statement and the accompanying consent form (the “Consent Form”). Approval of the Proposed Amendments and Waiver with respect to each Indenture requires the consent of the Holders of a majority in principal amount of the outstanding Notes issued pursuant to such Indenture (such Consents, the “Requisite Consents”).

At any time following the receipt of the Requisite Consents with respect to an issue of Notes, and in compliance with the conditions contained in the relevant Indenture, we and the relevant Trustee may execute a supplemental indenture with respect to such Indenture (a “Supplemental Indenture”) and the Proposed Amendments and Waiver will become effective with respect to such issue of Notes (such time, the “Effective Time”). We will make a public announcement of the Effective Time for each issue of Notes at or prior to 9:00 a.m., New York City time, on the next business day after such Effective Time. Our execution of the Supplemental Indenture with respect to any issue of Notes shall not require us to pay for any Consents prior to the relevant Expiration Date.

Promptly following the relevant Expiration Date, which is expected to be the next business day thereafter, we will pay to each Holder $1.00 for each $1,000 in principal amount of the Notes as to which we have received and accepted Consents (the “Consent Fee”). If we fail to pay the Consent Fee pursuant to this Solicitation, the Proposed Amendments and Waiver will cease to have any effect beginning on the date of such failure.

Until the relevant Effective Time, Holders may revoke Consents. Any notice of revocation received after the relevant Effective Time will not be effective. See “The Solicitation – Revocation of Consent.” From and after the relevant Effective Time with respect to any issue of Notes, each present and future holder of such Notes will be bound by the Proposed Amendments and Waiver, whether or not such Holder delivered a Consent.

Notwithstanding anything to the contrary set forth in this Statement, we reserve the right at any time on or prior to the business day following the relevant Expiration Date, with respect to one or more issues of Notes, to (i) terminate the Solicitation for any reason, (ii) extend the Solicitation from time to time if any condition to this Solicitation has not been met or waived, (iii) amend the terms of the Solicitation, (iv) modify the form or amount of the consideration to be paid pursuant to the Solicitation or (v) waive any of the conditions to the Solicitation, subject to applicable law. See “The Solicitation—Expiration Date; Extensions; Amendment.”

IMPORTANT

Holders should read and carefully consider the information contained herein before deciding whether to give their Consent to the Proposed Amendments and Waiver by properly completing, executing and delivering the accompanying Consent Form in accordance with the instructions set forth herein and therein.

Holders who wish to consent must deliver their properly completed and executed Consent Form to the Information Agent (as defined below) at the address set forth on the back cover of this Statement in accordance with the instructions set forth herein and in the Consent Form. Consents should not be delivered to us, the Trustees or the Solicitation Agents. However, we reserve the right to accept any Consent received by us, the Trustees or the Solicitation Agents. Holders may deliver Consents only to the Proposed Amendments and Waiver relating to the Indenture pursuant to which their Notes were issued. Any beneficial owner of Notes who is not a Holder of such Notes must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner.

Recipients of this Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Solicitation.

Please handle this matter through your bank or broker. Questions concerning the terms of the Solicitation should be directed to the Solicitation Agents at the addresses or telephone numbers set forth on the back cover of this Statement. Requests for assistance in completing and delivering a Consent Form or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Solicitation Agents or the Information Agent at the addresses or telephone numbers set forth on the back cover of this Statement.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustees, the Solicitation Agents, the Information Agent or any other person.

The statements made in this Statement are made as of the date of this Statement and delivery of this Statement or the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date. The information provided in this Statement is based upon information provided solely by us. The Solicitation Agents have not independently verified and do not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

The Solicitation is not being made to, and a Consent Form will not be accepted from or on behalf of, a Holder in any jurisdiction in which the making of the Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may in our discretion take such action as we may deem necessary to lawfully make the Solicitation in any such jurisdiction and to extend the Solicitation to any Holder in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Solicitation to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on behalf of us by the Solicitation Agents or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Capitalized terms used in this Statement that are not otherwise defined herein have the meanings set forth in the relevant Indenture.

SAKS INCORPORATED

We are a leading operator of branded department stores in the United States and, as of May 17, 2005, operated 385 luxury, traditional and off-price department stores and specialty stores. By operating different retail formats, we believe that we benefit from and appeal to a geographically and demographically diverse group of existing and prospective customers.

We have organized our retail business into two main business segments:

•	the Saks Department Store Group, which, as of May 17, 2005, includes 232 traditional department stores under the names Proffitt’s, McRae’s, Younkers, Parisian, Herberger’s, Carson Pirie Scott, Bergner’s, Boston Store and 43 mall-based Club Libby Lu specialty stores; and

•	Saks Fifth Avenue Enterprises (“SFAE”), which, as of May 17, 2005, consisted of 57 Saks Fifth Avenue stores and 53 Off 5th stores.

We also provide common support services to our two business segments. We believe this organizational structure allows us to focus effectively on both our traditional department store and Saks Fifth Avenue businesses, while reducing costs for support functions that are common between our two business segments.

Our principal executive office is located at 750 Lakeshore Parkway, Birmingham, Alabama, 35211. Our main telephone number at that address is (205) 940-4000.

RECENT DEVELOPMENTS

Investigations, Restatement and Litigation

On March 3, 2005 the Company disclosed that, at management’s request, the Audit Committee of the Board of Directors had initiated an internal investigation into alleged improper collections of vendor markdown allowances in one of SFAE’s six merchandising divisions. The investigation also examined the adequacy of an initial internal investigation in 2002 into this matter and accounting and disclosure issues identified during the course of the investigation.

On March 3, 2005 the Company also announced that it was addressing certain operating lease accounting issues and had determined that it was required to correct accounting errors related to previously recorded operating leases. The Company also announced that, in light of the cumulative impact that vendor allowance and operating lease matters would have to fourth quarter fiscal 2004 financial results, it expected to restate its financial statements for fiscal 1999 through the third quarter of fiscal 2004 and that the financial statements for those periods should not be relied upon.

On May 9, 2005, the Company announced that the Audit Committee’s investigation had been completed, other than a few interviews that were not expected to change any findings. The Audit Committee’s investigation concluded that during the Company’s 1999-2003 fiscal years, the total markdown allowances improperly collected from vendors were approximately $20 million. No improper collections during the 2004 fiscal year were identified. As a result of these findings and the recommendations of the Audit Committee, the Board of Directors took the personnel actions and other remedial actions described in the Company’s Current Report on Form 8-K filed on May 12, 2005 (the “May 12 Form 8-K”).

On June 3, 2005, the Company announced that the Audit Committee was supplementing its above-described investigation with an additional inquiry. The Audit Committee’s supplemental internal inquiry is reviewing (i) the timing of the recording of both inventory markdowns and vendor markdown allowances at SFAE, (ii) whether there have been any overcollections of vendor markdown allowances in any of the merchandising divisions of SFAE that were not the subject of the Audit Committee’s prior internal investigation, and (iii) whether the Company has improperly charged any of its merchandise vendors any fees for failure to comply with the

Company’s logistics, transportation, or billing policies (these types of fees often are referred to in the retail industry as “chargebacks”).

As previously disclosed, the Company informed the SEC of the Audit Committee’s internal investigation and supplemental internal inquiry, and, prior to the commencement of the Audit Committee’s supplemental inquiry, the SEC notified the Company that it had issued a formal order of private investigation. Also as previously disclosed, the Company has been informed of an inquiry by the office of the United States Attorney for the Southern District of New York regarding these matters. The Company is continuing to cooperate fully with the SEC and the United States Attorney for the Southern District of New York.

The Company has not been able to file the Delayed SEC Reports because it has not yet completed the above-described restatement of its financial statements for fiscal 1999 through the third quarter of fiscal 2004 (and, as described in the Company’s second Current Report on Form 8-K filed on June 3, 2005 (the “June 3 Form 8-K”), possibly the fourth quarter of fiscal 2004). In order for the Company to file the Delayed SEC Reports, it is also necessary for the Company to complete confirmatory work related to the Audit Committee’s investigation described in the May 12 Form 8-K and for the Audit Committee to complete its supplemental inquiry described in the June 3 Form 8-K. As previously disclosed, the Company expects to file the Delayed SEC Reports on or before September 1, 2005. See “Risk Factors – Ongoing Audit Committee Investigations.”

Three shareholder derivative actions have been filed in state court (one in Birmingham, Alabama and two in Nashville, Tennessee) for the putative benefit of the Company against the members of the Company’s Board of Directors and certain executive officers generally alleging breach of their fiduciary duties in failing to correct or prevent problems with the Company’s accounting and internal control practices and procedures, among other allegations. The actions generally seek unspecified damages and disgorgement by the executive officers named in the complaints of cash and equity compensation received by them.

Notice of Default

On June 15, 2005, the Company disclosed that on June 14, 2005 it received a Notice of Default with respect to the Convertible Notes. The Notice of Default was given by a hedge fund that states that it owns more than 25% of the Convertible Notes. The Notice of Default states that the Company breached the Reporting and Certificate Delivery Covenants. As a result, the maturity of the Convertible Notes could be accelerated under the Convertible Notes Indenture any time after August 13, 2005 if (i) the Proposed Amendments and Waiver do not become effective with respect to the Convertible Notes, (ii) we have not previously filed the Delayed SEC Reports with the SEC and the Convertible Notes Trustee and delivered the Compliance Certificate to the Convertible Notes Trustee and (iii) a holder of 25% or more of the Convertible Notes or the Convertible Notes Trustee delivers an acceleration notice on or after that date. See “Risk Factors – Acceleration of the Convertible Notes and Our Senior Notes.”

Conversion Event for Convertible Notes

Pursuant to the Convertible Notes Indenture, holders may surrender their Convertible Notes for conversion during any period in which the rating assigned by Moody’s Investors Service, Inc. to the Convertible Notes is at or below B3, the rating assigned by Standard & Poor’s Rating Services to the Convertible Notes is at or below B or the rating assigned by Fitch, Inc. to the Convertible Notes is at or below B- or if the Convertible Notes are no longer rated by at least one of such rating agencies. On June 17, 2005, the Company announced that, due to the downgrading of the ratings assigned to the Convertible Notes, holders may now surrender the Convertible Notes for conversion. The Company may elect to deliver cash, common stock or a combination of cash and common stock upon surrender of a Convertible Note for conversion. Share settlement requires delivery of a number of shares equal to (i) the aggregate principal amount of Convertible Notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. Cash settlement will require payment of an amount equal to the product of: (1) a number equal to (A) the aggregate principal amount of Convertible Notes to be converted divided by $1,000, multiplied by (B) the applicable conversion rate and (2) the average closing sale price of shares of our common stock during the 20 trading day period beginning on the third trading day after the conversion date. If a portion of the amount is settled in cash, the Convertible Notes Indenture includes a formula that combines these approaches.

Sale of Assets

On April 29, 2005, the Company announced that it had reached a definitive agreement with Belk, Inc. (“Belk”), whereby Belk will acquire from us for approximately $622 million in cash substantially all of the assets directly involved in the Company’s Proffitt’s/McRae’s business operations, plus the assumption of approximately $1 million in capitalized lease obligations and the assumption of certain other ordinary course liabilities associated with the acquired assets. The sale to Belk is expected to close on or about July 5, 2005.

The Company also announced on April 29, 2005 that it is exploring strategic alternatives for its northern department store division (as one entity), operating under the nameplates of Bergner’s, Boston Store, Carson Pirie Scott, Herberger’s, and Younkers, as well as its Club Libby Lu specialty store business. The strategic alternatives could include the sale of the northern department store division and/or Club Libby Lu.

Tender Offers and Consent Solicitations

Concurrently with this Solicitation, we are offering to purchase any and all of our outstanding 7 1/2% Notes due 2010, 7% Notes due 2013 and 7 3/8% Notes due 2019, and soliciting consents to certain amendments and waivers to the indentures under which such notes were issued.

RISK FACTORS

For additional considerations with respect to the Solicitation and the Company, please refer to our Current Reports on Form 8-K filed on March 4, 2005 (the first report filed on this date), April 15, 2005, May 12, 2005, June 3, 2005 (the second report filed on this date) and June 15, 2005, which are incorporated by reference herein.

Acceleration of the Convertible Notes and Senior Notes

If the Proposed Amendments and Waiver do not become effective and we fail to file the Delayed SEC Reports with the SEC and the Convertible Notes Trustee and deliver the Compliance Certificate to the Convertible Notes Trustee by August 13, 2005, then the Convertible Notes Trustee or the holders of at least 25% of the Convertible Notes will have the right to accelerate the maturity of the Convertible Notes. If we do not discharge the accelerated amounts within ten days, the cross-acceleration provisions under our other indentures would be triggered, and would permit holders of the Company’s $990 million of senior notes to accelerate the maturity of such notes.

If the maturity of any debt is accelerated, the Company intends to fully repay all such amounts due with cash on hand, currently approximately $324 million, and the approximately $620 million in proceeds from the pending sale of certain assets to Belk, which is expected to close on or about July 5, 2005. If additional funds are needed to repay the accelerated amounts, the Company intends to rely on borrowings under the Company’s Amended and Restated Credit Agreement, which currently has approximately $650 million of unused capacity. The lenders under the Amended and Restated Credit Agreement have waived any event of default thereunder, including cross-defaults and cross-acceleration, that may arise by virtue of the Company’s failure to deliver the financial statements to be included as part of the Delayed SEC Reports.

Restatement of Prior Period Financial Statements

The restatement of our prior period financial statements may cause us to become subject to further regulatory action or civil litigation (in addition to that which is described above), which could require us to pay fines or other penalties and could have an adverse effect on our business, results of operations, financial condition and liquidity. We could also become subject to further ratings downgrades and negative publicity and may lose or fail to attract and retain key employees and management personnel as a result of these matters. See “Recent Developments – Investigations, Restatement and Litigation.”

Regulatory Action and Civil Litigation

As described above, we are currently the subject of investigations by the SEC and the United States Attorney for the Southern District of New York and three shareholder derivative actions have been filed in state court for the putative benefit of the Company against the members of the Company’s Board of Directors and certain executive officers. We could be required to pay fines or other penalties in connection with these matters and they could otherwise have an adverse effect on our business, results of operations, financial condition and liquidity. See “Recent Developments – Investigations, Restatement and Litigation.”

Ongoing Audit Committee Investigation

As described above, the Audit Committee is undertaking an internal inquiry into (i) the timing of the recording of both inventory markdowns and vendor markdown allowances at SFAE, (ii) whether there have been any overcollections of vendor markdown allowances in any of the merchandising divisions of SFAE that were not the subject of the Audit Committee’s prior internal investigation, and (iii) whether the Company has improperly charged any of its merchandise vendors any fees for failure to comply with the Company’s logistics, transportation, or billing policies. Because this internal inquiry is ongoing, we cannot predict its outcome. Negative findings in this inquiry could cause additional delay in the filing of the Delayed SEC Reports, which we currently expect to file on or before September 1, 2005, and result in additional adjustments to our historical financial statements. See “Recent Developments – Investigations, Restatement and Litigation.”

Lack of Public Disclosure Concerning the Company

As described above, we have not yet filed the Delayed SEC Reports. Until we file the Delayed SEC Reports, there will be limited public information available concerning our results of operations and financial condition. Prior financial statements that we have filed for fiscal years from 1999 up to and including the quarterly period ended October 30, 2004 should no longer be relied on and are being restated. The absence of more recent financial information may have a number of adverse effects on us and the Notes, including a decrease in the market price of the Notes and an increase in the volatility of such market price.

Acceleration

If the Proposed Amendments with respect to your Notes become effective, you will not be able to accelerate payment on the Notes for a breach of the Reporting and Certificate Delivery Covenants unless the Company breaches the relevant Indenture as amended by the Proposed Amendments. In the event that the proposed amendments with respect to any other issue or issues of notes do not become effective, holders of such notes will continue to be able to accelerate payment on their notes for the existing breach of the Reporting and Certificate Delivery Covenants in accordance with the Indentures (including the delivery of a notice of default and a failure to cure within 60 days of delivery of such notice). This risk is mitigated to some extent by the fact that you will still be able to accelerate payment on your Notes if any other issue of notes is accelerated and such issue of notes is not discharged within 10 days.

Effect of Proposed Amendments and Waiver

If a Supplemental Indenture relating to the Proposed Amendments is executed, the Proposed Amendments and Waiver with respect to an Indenture will be binding on all Holders of Notes issued under that Indenture. The modification of the covenants of any issue of Notes related to timely filing of the Delayed SEC Reports and other provisions pursuant to the Proposed Amendments and Waiver may adversely affect the market price of such issue of Notes or otherwise be adverse to the interests of the Holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING

STATEMENTS AND OTHER FACTORS

This document (including the documents incorporated by reference) contains “forward-looking” information and statements. Forward-looking information and statements can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” Statements in this document that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on many factors, some of which are outlined below.

Forward-looking information and statements are, or may be, based on a series of projections and estimates and involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks associated with our inability to obtain the required contests in relation to all of our outstanding notes;

•	the ultimate outcome and timing of our Audit Committee’s internal investigation into the matters described in the June 3 Form 8-K;

•	the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee investigation described in the May 12 Form 8-K;

•	the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of our Audit Committee’s investigation described in the May 12 Form 8-K;

•	the availability of funds, either through cash on hand or our revolving credit facility, to repay any amounts due should the maturity of any notes become accelerated;

•	potential further downgrades in the credit ratings of our securities;

•	decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for our future merchandise orders and other services, which could require us to pay cash or secure letters of credit for such orders and other services and which could have a material adverse effect on our liquidity position and financial condition;

•	the delay in filing the Delayed SEC Reports with the SEC and the consequences thereof;

•	the level of consumer spending for apparel and other merchandise we carry and our ability to respond quickly to consumer trends;

•	adequate and stable sources of merchandise;

•	the competitive pricing environment within the department and specialty store industries as well as other retail channels;

•	the effectiveness of planned advertising, marketing and promotional campaigns;

•	favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs;

•	appropriate inventory management;

•	effective expense control;

•	successful operation of our proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.;

•	geo-political risks; and

•	changes in interest rates.

For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to our Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

We can give no assurance that the forward-looking statements included in this Statement will prove to be accurate. In light of the significant uncertainties inherent in forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us or any other person that our objectives and plans will be achieved. We undertake no obligation to update any forward-looking statements contained in this Statement, whether as a result of new information, future events or otherwise. You should consult any further disclosures we make in our reports filed with the SEC and in our press releases.

THE INDENTURES

Section 3.7 of the Convertible Notes Indenture, and Sections 7.04 and 10.10 of the 2008 Notes Indenture and the 2011 Notes Indenture, require us to file with the SEC and the applicable Trustee the SEC Reports we are required to file pursuant to Sections 13 and 15 of the Exchange Act. Section 3.8 of the Convertible Notes Indenture, and Section 10.12 of the 2008 Notes Indenture and the 2011 Notes Indenture, require the Company and the guarantors to file with the applicable Trustee, within 120 days after the end of each fiscal year, a written statement regarding compliance with the obligations under the relevant Indenture, and, if a Default shall have occurred under the relevant Indenture, describing all such Defaults of which our officers have knowledge, their status and what action we are taking or propose to take with respect thereto. Section 3.8 of the Convertible Notes Indenture, and Section 10.12 of the 2008 Notes Indenture and the 2011 Notes Indenture, also require the Company to deliver an Officers’ Certificate to the applicable Trustee when any Default has occurred and is continuing, or when any notice is given by a Holder or the Trustee or by any holder or the trustee of any other indebtedness (in principal amount of $50,000,000 or more), with respect to a claimed default within five business days of our becoming aware of such occurrence, and what action we are taking, or propose to take, with respect thereto. Section 3.11 of the Convertible Notes Indenture requires us to deliver to the Trustee thereunder a notice describing any default that could mature into a specified Event of Default (breaches of certain covenants that continue for 60 days after notice of breach) no later than five business days after we become aware of the occurrence of such Default.

BACKGROUND

We previously announced that we would not be able to file our 2004 Form 10-K and our First Quarter 2005 Form 10-Q, and we have not filed them to date. Our Compliance Certificates were due by May 29, 2005, and we have not filed them to date. Our failure to timely file the Delayed SEC Reports with the SEC, and failure to file copies of such reports with each Trustee and to deliver Compliance Certificates to each Trustee, have resulted in Defaults under the Indentures. We did not deliver a notice to each Trustee within the allotted time after becoming aware of the Defaults described above, which itself constitutes a Default under the Indentures. Our failure to take these actions has also resulted in a breach of certain reporting requirements under the Trust Indenture Act of 1939.

We have previously disclosed that on June 14, 2005 we received a Notice of Default with respect to the Convertible Notes from a hedge fund that states that it owns more than 25% of the Convertible Notes, stating that we breached the Reporting and Certificate Delivery Covenants. As a result, the maturity of the Convertible Notes could be accelerated under the Convertible Notes Indenture any time after August 13, 2005 if (i) the Proposed Amendments and Waiver with respect to the Convertible Notes do not become effective, (ii) we have not previously filed the Delayed SEC Reports with the SEC and the Convertible Notes Trustee and delivered the Compliance Certificate to the Convertible Notes Trustee and (iii) a holder of 25% or more of the Convertible Notes or the Convertible Notes Trustee delivers an acceleration notice. The acceleration of the maturity of the outstanding Convertible Notes would, if not discharged within 10 days of acceleration, permit the holders of the Company’s $990 million of senior notes to accelerate the maturity of such notes.

THE PROPOSED AMENDMENTS AND WAIVER

The Proposed Amendments

Each Indenture provides that we and the relevant Trustee may enter into a Supplemental Indenture amending provisions of the Indenture with the written consent of Holders of a majority in principal amount of the outstanding Notes issued under that Indenture. Consequently, we are soliciting Consents from Holders of each issue of Notes.

Certain Definitions: The following defined terms would be added to each of the Indentures:

“Consent Fee” means the payment defined as such with respect to the Notes in the Solicitation Documents.

“Covenant Reversion Date” means, 5:30 p.m., New York City time, on the earlier of (i) the Business Day following the Company’s failure to pay the Consent Fee, if due, for the Notes in accordance with the Solicitation Documents and (ii) October 31, 2005.

“Solicitation Documents” means the Consent Solicitation Statement dated as of June 20, 2005 and the related Consent Form, each as may be amended and supplemented from time to time.

In addition, a definition of “Compliance Certificate” will be added to Section 1.1 of the Convertible Notes Indenture and Sections 1.01 of the 2008 Notes Indenture and the 2011 Notes Indenture which cross references the section of applicable Indenture in which this term is defined.

Text of the Amendments to Indentures: Below is the text of the relevant provisions from each of the Indentures, substantially as they currently exist, along with the form of the Proposed Amendments to the provisions marked to show changes from the current provisions of each Indenture. Text that is added to each Indenture by the form of the Proposed Amendment is underlined. We reserve the right to change the actual language of the Proposed Amendments, provided that such change does not materially alter the purpose or substance of the Proposed Amendments as described in this Statement.

Convertible Notes Indenture.

SECTION 3.7. SEC Reports. The Company will, except as otherwise provided in this Section 3.7, file with the Commission (so long as the Commission will accept any such filings) and the Trustee the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act. Notwithstanding any other provision of this Section 3.7 or this Indenture, the documents and reports referred to in this Section 3.7 that the Company would have been required to file with the Commission or the Trustee on any date on or before the Covenant Reversion Date (but for this sentence) will not be required to be filed by the Company until the Covenant Reversion Date.

SECTION 3.8. Compliance Certificates. The Company and the Guarantors will, except as otherwise provided in this Section 3.8, deliver to the Trustee, within 120 days after the end of each of their fiscal years ending after the date hereof, a written statement (such written statement, a “Compliance Certificate”) signed by the chairman or a chief executive officer, the principal financial officer, principal accounting officer or Treasurer of the Company or such Guarantor (as applicable), stating (i) that a review of the activities of the Company or such Guarantor (as applicable) during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether the Company or such Guarantor (as applicable) has kept, observed, performed and fulfilled its obligations under this Indenture and (ii) that, to the knowledge of each officer signing such certificate, the Company or such Guarantor (as applicable) has kept, observed, performed and fulfilled each and every covenant and condition contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, conditions and covenants hereof (or, if a Default shall have occurred, describing all such Defaults of which such officers may have knowledge, their status and what action the Company or such Guarantor (as applicable) is taking or proposes to take with respect thereto). When any Default has occurred and is continuing, or if the Trustee or any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness (other than Indebtedness evidenced by the Notes) in the principal amount of less than $50,000,000), the Company will, except as otherwise provided in this Section 3.8, promptly deliver to the Trustee by registered or certified mail or by telegram, or facsimile transmission followed by hard copy by registered or certified mail an Officer’s Certificate specifying such event, notice or other action no later than five Business Days after the Company becomes aware of such occurrence and what action the Company is taking or proposes to take with respect thereto. Notwithstanding any other provision of this Section 3.8 or this Indenture, (i) the Compliance Certificate referred to in this Section 3.8 that the Company and the Guarantors would have been required to deliver to the Trustee on any date before the Covenant Reversion Date (but for this sentence) will not be required to be delivered, and (ii) the Company and the Guarantors will have no obligation to deliver an Officer’s Certificate, as referred to in the preceding sentence, relating to the breach of a covenant contained in Section 3.7, 3.8 or 3.11 of this Indenture that occurred prior to the Covenant Reversion Date.

SECTION 3.11. Notice of Default. In the event that any Default that could mature into an Event of Default under Section 10.1(c) hereof shall occur, the Company or any of the Guarantors shall give written notice of such Default to the Trustee no later than five Business Days after the Company becomes aware of the occurrence of such Default; provided, however, that the Company and the Guarantors will have no obligation to deliver a written notice relating to the breach of a covenant contained in Section 3.7, 3.8 or 3.11 of this Indenture that occurred prior to the Covenant Reversion Date.

SECTION 10.1. Events of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest and Liquidated Damages, if any, due and payable on the Notes, continued for 30 days or more; or

(b) default in payment of all or any part of principal of the Notes at the Maturity Date, upon redemption or repurchase or following a Fundamental Change when the same becomes due and payable; or

(c) except as otherwise provided in this Section 10.1, default in the performance of or breach of any other covenant or warranty of the Company contained in the Notes, any Guarantee or this Indenture (other than a default specified in (a) or (b) above) that continues for a period of 60 days after written notice of such failure requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; or

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Notwithstanding any of the foregoing, the failure of the Company to comply with Section 3.7, 3.8 or 3.11 of this Indenture, or §314 of the Trust Indenture Act, before 5:30 p.m., New York City time on the Covenant Reversion Date shall not constitute a Default under clause (c) above.

2011 Notes Indenture and 2008 Notes Indenture.

Section 5.01 EVENTS OF DEFAULT. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest on the Notes when due and payable, continued for 30 days or more; or

(b) default in payment of all or any part of principal of or premium, if any, on the Notes at the Maturity Date; or

(c) except otherwise provided in this Section 5.01, default in the performance of or breach of any other covenant or warranty of the Company contained in the Notes, any Note Guarantee or this Indenture (other than a default specified in (a) or (b) above) that continues for a period of 60 days after written notice of such failure requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; or

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Notwithstanding any of the foregoing, the failure of the Company to comply with Section 7.04, 10.10 or 10.12 of this Indenture, or §314 of the Trust Indenture Act, before 5:30 p.m., New York City time on the Covenant Reversion Date shall not constitute a Default under clause (c) above.

SECTION 7.04 Reports by Company and Each Guarantor. The Company and each Guarantor shall, except as otherwise provided in this Section 7.04:

(a) file with the Commission the copies of annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) required to be filed with Commission pursuant to Section 13 or Section 15 of the Exchange Act, whether or not the Company or any Guarantor has a class of securities registered under the Exchange Act;

(b) file with the Trustee within 15 days after it files or would be required to file the information, documents and other reports specified in subsection (a) of this Section 7.04 with the Commission copies of such information;

(c) file with the Trustee and the Commission in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company and each Guarantor with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(d) transmit by mail to all Holders, as their names and addresses appear in the Note Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company and each Guarantor pursuant to subsections (a) and (c) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

Notwithstanding any other provision of this Section 7.04 or this Indenture, the information, documents and reports referred to in this Section 7.04 that the Company or any Guarantor would have been required to file with the Commission or the Trustee, or transmit to the Holders, on any date on or before the Covenant Reversion Date (but for this sentence) will not be required to be filed or transmitted by the Company or any Guarantor until the Covenant Reversion Date.

SECTION 10.10 Provision of Financial Statements. The Company will, except as otherwise provided in this Section 10.10, file with the Commission (so long as the Commission will accept any such filings) and the Trustee the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act. Notwithstanding any other provision of this Section 10.10 or this Indenture, the documents and reports referred to in this Section 10.10 that the Company would have been required to file with the Commission or the Trustee on any date on or before the Covenant Reversion Date (but for this sentence) will not be required to be filed by the Company until the Covenant Reversion Date.

SECTION 10.12 Statement by Officers as to Default. The Company and the Guarantors will, except as otherwise provided in this Section 10.12, deliver to the Trustee, within 120 days after the end of each of their fiscal years ending after the date hereof, a written statement (such written statement, a “Compliance Certificate”) signed by the chairman or a chief executive officer, the principal financial officer, principal accounting officer or Treasurer of the Company or such Guarantor (as applicable), stating (i) that a review of the activities of the Company or such Guarantor (as applicable) during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether the Company or such Guarantor (as applicable) has kept, observed, performed and fulfilled its obligations under this Indenture and (ii) that, to the knowledge of each officer signing such certificate, the Company or such Guarantor (as applicable) has kept, observed, performed and fulfilled each and every covenant and condition contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, conditions and covenants hereof (or, if a Default shall have occurred, describing all such Defaults of which such officers may have knowledge, their status and what action the Company or such Guarantor (as applicable) is taking or proposes to take with respect thereto). When any Default has occurred and is continuing, or if the Trustee or any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness (other than Indebtedness evidenced by the Notes) in the principal amount of less than $50,000,000), the Company will, except as otherwise provided in this Section 10.12, promptly deliver to the Trustee by registered or certified mail or by telegram, or facsimile transmission followed by hard copy by registered or certified mail an Officer’s Certificate specifying such event, notice or other action no later than five

Business Days after the Company becomes aware of such occurrence and what action the Company is taking or proposes to take with respect thereto. Notwithstanding any other provision of this Section 10.12 or this Indenture, (i) the Compliance Certificate referred to in this Section 10.12 that the Company and the Guarantors would have been required to deliver to the Trustee on any date before the Covenant Reversion Date (but for this sentence) will not be required to be delivered, and (ii) the Company and the Guarantors will have no obligation to deliver an Officer’s Certificate, as referred to in the preceding sentence, relating to the breach of a covenant contained in Section 7.04, 10.10 or 10.12 of this Indenture that occurred prior to the Covenant Reversion Date.

The Proposed Waiver

Section 10.7 of the Convertible Notes Indenture, and Section 5.13 of the 2008 Notes Indenture and the 2011 Notes Indenture, provides that Holders of a majority in aggregate principal amount of the relevant issue of Notes then outstanding may waive any past Default and its consequences on behalf of Holders of all the Notes of the relevant issue (except with respect to certain specified Defaults). The Consent Form includes a waiver of any Defaults under the Indentures occurring before the effectiveness of the Proposed Amendments relating to any failure to comply with Sections 3.7, 3.8 or 3.11 of the Convertible Notes Indenture and/or Sections 7.04, 10.10 and 10.12 of the 2008 Notes Indenture and/or the 2011 Notes Indenture. Each Holder that executes a Consent Form will be deemed to have waived all Defaults with respect to any breaches of these sections in accordance with Section 10.7 or Section 5.13, as the case may be, of the relevant Indenture and any Defaults that shall have occurred with respect to these sections before the effectiveness of the Proposed Amendment will be deemed to have been cured for all purposes. Each Holder of Convertible Notes that executes a Consent Form will also be deemed to have consented to rescind the Default notice delivered to us on June 14, 2005.

THE SOLICITATION

General

We must receive the Requisite Consents in order for the Proposed Amendments and Waiver to be effective.

As of the Record Date, there were $230.0 million aggregate principal amount of Convertible Notes issued and outstanding, $141.6 million aggregate principal amount of 2011 Notes outstanding and $190.3 million aggregate principal amount of 2008 Notes outstanding. For purposes of determining whether the requisite principal amount of each issue of Notes has given Consent, any Notes owned by us, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with us, will be disregarded. As of the Record Date, neither we nor any Person directly or indirectly controlled by or under direct or indirect common control with us nor, to our knowledge, any person directly or indirectly controlling us, held any Notes.

If the Requisite Consents have been received with respect to an issue of Notes, we and the relevant Trustee may execute the Supplemental Indenture at any time following the relevant Effective Time, and in compliance with the conditions contained in the relevant Indenture, and the Proposed Amendments and Waiver with respect to that Indenture will become effective. Our execution of a Supplemental Indenture shall not require us to pay for any Consent until the relevant Expiration Date. If we fail to pay the Consent Fee payable with respect to any issue of Notes pursuant to this Solicitation, the Proposed Amendments and Waiver will cease to have any effect with respect to that issue of Notes beginning on the date of such failure.

The delivery of a Consent will not affect a Holder’s right to sell or transfer any Notes, and a sale or transfer of any Notes after the Record Date will not have the effect of revoking any Consent properly given by the Holder of such Notes. Therefore, each properly executed and delivered Consent will be counted notwithstanding any sale or transfer of any Notes to which such Consent relates, unless the applicable Holder has complied with the procedure for revoking a Consent, as described herein and in the Consent Form. Failure to deliver a Consent will have the same effect as if a Holder had voted “No” to the Proposed Amendments and Waiver.

Record Date

This Statement and the Consent Form (the “Solicitation Materials”) are being sent to all Holders of record on the Record Date as we are reasonably able to identify. Such date has been fixed as the date for the determination of Holders entitled to give Consent and receive the Consent Fee, if payable, pursuant to the Solicitation. We reserve the right to establish, from time to time, but in all cases prior to receipt of the Requisite Consents, any new date as such Record Date with respect to any issue of Notes or any combination thereof and, thereupon, any such new date will be deemed to be the Record Date for purposes of the Solicitation for such issue or issues Notes.

Consent Fee

Assuming satisfaction of all conditions to the Solicitation, promptly following the relevant Expiration Date, which is expected to be the next business day thereafter, we will pay the Consent Fee to each Holder of Notes as to which we have received and accepted a Consent prior to the relevant Expiration Date.

The right to receive a Consent Fee is not transferable with any Notes. We will only make payments of a Consent Fee to Holders who have properly delivered Consents that are in effect at the relevant Expiration Date pursuant to the terms hereof. No other holder of any Notes will be entitled to receive any Consent Fee.

Interest will not accrue on or be payable with respect to any Consent Fee.

Consents will expire if the Requisite Consents have not been obtained on or before the relevant Expiration Date.

How to Consent

Holders who wish to Consent to the Proposed Amendments and Waiver should deliver one or more properly completed Consent Forms signed by or on behalf of such Holder by registered mail, hand delivery, overnight courier or by facsimile or electronic transmission (with an original delivered subsequently) to the Information Agent at its address or facsimile number set forth on the back cover of this Statement in accordance with the instructions contained in this Statement and the Consent Form. We shall have the absolute right in our sole discretion to determine whether any purported Consent satisfies the requirements of the Solicitation and the relevant Indenture, and any such determination shall be final and binding on the Holder who delivered such Consent or purported Consent. Consent Forms must be received by the Information Agent prior to the relevant Expiration Date in order to qualify for payment of the Consent Fee.

Consents will be accepted from Holders and any other person who has obtained a proxy in a form reasonably acceptable to us that authorizes such other person (or person claiming title by or through such other person) to deliver a Consent with respect to any Notes on behalf of such Holder. For purposes of the Solicitation, The Depository Trust Company (“DTC”) has authorized the direct participants in DTC (“DTC Participants”) set forth in the position listing of DTC as of the Record Date to execute Consent Forms as if they were Holders of the Notes held of record in the name of DTC or its nominee. Accordingly, Consent will be accepted from DTC Participants. Any beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to Consent should contact the Holder of its Notes promptly and instruct such Holder to Consent on its behalf.

Each Consent Form that is properly completed, signed, delivered to and received by the Information Agent prior to the relevant Expiration Date (and accepted by us as such), and not validly revoked prior to the relevant Effective Time, will be given effect in accordance with the specifications thereof. A Consent Form should not be delivered to us, the Trustees or the Solicitation Agents. However, we reserve the right to accept any Consent received by us, any Trustee or the Solicitation Agents by any other reasonable means or in any form that reasonably evidences the giving of a Consent. Under no circumstances should any person tender or deliver Notes to us, the Trustees, the Solicitation Agents or the Information Agent.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocation of a Consent will be resolved by us, in our sole discretion, which resolution shall be final and binding. We reserve the right to reject any and all Consents not validly given or any Consents, our acceptance of which could, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities in the delivery of a Consent or modify the conditions to the Solicitation. Unless waived, any defects or irregularities in connection with deliveries of Consent must be cured within such time as we shall determine. None of us, the Trustees, the Solicitation Agents, the Information Agent or any other person shall be under any duty to give notification of defects, irregularities or waivers with respect to deliveries of Consent, nor shall any of them incur any liability for failure to give such notification.

If the Notes to which a Consent relates are held by two or more joint Holders, each such Holder must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act. If Notes are held in different names, a separate Consent Form must be executed covering each name.

If a Consent relates to fewer than all Notes held of record as of the Record Date by the Holder providing such Consent, such Holder must indicate on the Consent Form the aggregate dollar amount (in integral multiples of $1,000) of such Notes to which the Consent relates. Otherwise, the Consent will be deemed to relate to all Notes in that issue held by such Holder. The Consent Fee will be paid only for such portion of the Notes to which a Consent relates.

Expiration Date; Extensions; Amendment

We may extend the Solicitation with respect to one or more issues of Notes from time to time. In order to extend the Solicitation with respect to one or more issues of Notes, we will notify the Information Agent of any extension by oral or written notice and will make a public announcement thereof at or prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date relating to such issue or issues of Notes. Such announcements may state that we are extending the Solicitation for a specified period of time. Failure of any Holder or beneficial owner of Notes to be so notified will not affect the extension of the Solicitation.

Notwithstanding anything to the contrary set forth in this Statement, we reserve the right at any time on or prior to the business day following the relevant Expiration Date, with respect to one or more issues of Notes, to (i) terminate the Solicitation for any reason, (ii) extend the Solicitation from time to time if any condition to this Solicitation has not been met or waived, (iii) amend the terms of the Solicitation, (iv) modify the form or amount of the consideration to be paid pursuant to the Solicitation or (v) waive any of the conditions to the Solicitation, subject to applicable law. If we take any of these actions, we will make a public announcement thereof.

If the Solicitation is amended in any material manner, or we waive or modify any material conditions to the Solicitation, we will promptly disclose such amendment, waiver or modification in a public announcement, and we may, if determined by us to be appropriate, extend the Solicitation for no less than one day, such period to be set at our discretion subject to applicable law.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Solicitation, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release and complying with any applicable notice provisions of the applicable Indenture.

Revocation of Consent

Until the relevant Effective Time, Holders may revoke Consents delivered prior to such Effective Time. Any notice of revocation received after the relevant Effective Time will not be effective. Any Holder who revokes a Consent prior to the relevant Effective Time will not receive any Consent Fee, unless such Consent is redelivered and properly received by the Information Agent and accepted by us prior to the relevant Expiration Date. Unless properly revoked, a Consent by a Holder of Notes shall bind the Holder and every subsequent holder of such Notes or portion of such Notes that evidences the same debt as the consenting Holder’s Notes, even if a notation of the Consent is not made on any such Notes.

Subject to the immediately preceding paragraph, any Holder of the Notes as to which a Consent has been given prior to the relevant Effective Time may revoke such Consent as to such Notes or any portion of such Notes (in integral multiples of $1,000) by delivering a written notice of revocation bearing a date later than the date of the prior Consent Form to the Information Agent at any time prior to the relevant Effective Time. With respect to a Consent delivered prior to the relevant Effective Time, any notice of revocation received by the Information Agent after such Effective Time will not be effective.

To be effective, a notice of revocation must be in writing signed by the Holder, must contain the name of the Holder and the principal amount and the issue of Notes to which it relates, must be received by the Information Agent before the relevant Effective Time and must be signed in the same manner as the original Consent Form. All revocations of Consent should be addressed to the Information Agent at the address set forth on the back cover of this Statement.

We reserve the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by us in our sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the relevant Trustee concerning proof of execution and ownership. None of us, any of our affiliates, the Solicitation Agents, the Information Agent, the Trustees or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation, nor shall any of them incur any liability for failure to give such information.

Solicitation Agents and Information Agent

We have retained Citigroup Global Markets Inc., Goldman, Sachs & Co., Banc of America Securities LLC and Wachovia Capital Markets, LLC (“Wachovia Securities”) to serve as our Solicitation Agents and Global Bondholder Services Corporation to serve as our Information Agent in connection with the Solicitation. We have agreed to indemnify the Solicitation Agents and the Information Agent against certain liabilities and expenses. At any time, the Solicitation Agents may trade the Notes for their own account or for the accounts of its customers and, accordingly, may have a long or short position in the Notes. The Solicitation Agents and their affiliates have provided in the past, and are currently providing, other investment banking, commercial banking and/or financial advisory services to us. In addition, certain of the Solicitation Agents acted as placement agents, initial purchasers or underwriters of the Notes.

We have not authorized any person (including the Solicitation Agents and the Information Agent) to give any information or make any representations in connection with the Solicitation other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustees, the Information Agent, the Solicitation Agents or any other person.

Requests for assistance in filling out and delivering Consent Forms or for additional copies of this Statement or the Consent Form may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Statement.

Fees and Expenses

We will bear the costs of the Solicitation, including the fees and expenses of the Solicitation Agents, the Solicitation Agents’ counsel and the Information Agent (other than printing and mailing expenses). We will pay the Trustee under the applicable Indenture reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for expenses.

Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Information Agent, by application of funds provided by us, for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will pay all other fees and expenses attributable to the Solicitation and the execution of the Proposed Amendments, other than expenses incurred by Holders or beneficial owners of Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the Proposed Amendments and Waiver and payment of the Consent Fee that may be relevant to a beneficial owner of Notes as of the Record Date. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with classes of beneficial owners subject to special tax rules, and does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Accordingly, each Holder should consult its own tax advisor with regard to the Proposed Amendments and Waiver, the payment of the Consent Fee and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

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Any discussion of U.S. federal tax issues set forth in this Statement is written in connection with the promotion and marketing by us and the Solicitation Agents of the transactions described in this Statement. Such discussion is not intended or written to be legal or tax advice to any person and is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

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For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of the Notes who or which is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of the Notes who or which is not a U.S. Holder or an entity treated as a domestic or foreign partnership.

Special rules, not discussed in this Statement, may apply to persons holding Notes through entities treated as partnerships for U.S. federal income tax persons, and those persons should consult their own tax advisors in that regard.

Tax Consequences of Consenting to the Proposed Amendments and Waiver

Deemed Exchange. The tax treatment of a U.S. Holder will depend upon whether the adoption of the Proposed Amendments and Waiver and the receipt of the Consent Fee result in a deemed exchange of the Notes for new notes for U.S. federal income tax purposes. If neither the Proposed Amendments and Waiver nor the Consent Fee results in a deemed exchange with respect to the Notes, a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes, and such holder will continue to have the same tax basis and holding period in the Notes.

Tax regulations specifically address whether or not the modifications to the terms of a debt instrument will result in a deemed exchange of that debt instrument for U.S. federal income tax purposes. Generally, the modification of the terms of a debt instrument will be treated as a deemed exchange of an old debt instrument for a new debt instrument if such modification is a significant modification. The regulations provide specific rules regarding whether changes in yield and deletion or alteration of accounting or financial covenants of or with respect to a debt instrument will be a significant modification. A change in the yield of a debt instrument is a significant modification under the regulations if the yield of the modified instrument (determined by taking into account any payments made to the holder as consideration of the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or five percent of the annual yield of the unmodified instrument. The regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

Although the Consent Fee will change the yield of the Notes, this change will be smaller than that which would be treated as a significant modification under the regulations. Further, the Proposed Amendments alter or delete customary accounting or financial covenants. Accordingly, the adoption of the Proposed Amendments and receipt of the Consent Fee should not cause a deemed exchange under the regulations. As a result, a U.S. Holder should recognize income only to the extent of the Consent Fee received.

Even if the adoption of the Proposed Amendments and receipt of the Consent Fee resulted in a deemed exchange with respect to the Notes, such deemed exchange would constitute a tax-free recapitalization for U.S. federal income tax purposes. Under this treatment, a U.S. Holder would not recognize loss and would recognize gain only to the extent of the Consent Fee received.

Consent Fee. The tax consequences of a U.S. Holder’s receipt of the Consent Fee are unclear. We intend to treat the Consent Fee for U.S. federal income tax purposes as a fee paid to a U.S. Holder in consideration of such holder’s consent to the Proposed Amendments and Waiver. Alternatively, the Consent Fee might be treated as a payment of additional interest on the Notes. In either case, a U.S. Holder would recognize ordinary income in the amount of the Consent Fee received, without any reduction by any portion of a U.S. Holder’s tax basis in the Notes.

Backup Withholding

A U.S. Holder may be subject to backup withholding on the Consent Fee, if paid, unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from the Consent Fee, if paid, will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Although it is not entirely clear that withholding of U.S. federal income tax is applicable to the payment of the Consent Fee to a Non-U.S. Holder, we intend to withhold such tax from any Consent Fee paid to a Non-U.S. Holder at a rate of 30%, unless the Non-U.S. Holder provides to the applicable withholding agent a properly executed (a) IRS Form W-8BEN (or a permissible substitute) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty or (b) IRS Form W-8ECI stating that the Consent Fee is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Non-U.S. Holders should consult their tax advisors regarding the availability of a refund of any tax withheld.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. As described above, we have not yet filed our 2004 Form 10-K or our First Quarter 2005 Form 10-Q. See “Risk Factors – Lack of Public Disclosure Concerning the Company.”

We have filed the following documents with the SEC, and these documents are incorporated in this Statement by reference:

•	Our Current Reports on Form 8-K filed on January 6, 2005, February 3, 2005, March 3, 2005, March 4, 2005 (the first report filed on this date), March 28, 2005, April 7, 2005, April 15, 2005, April 25, 2005, May 2, 2005, May 5, 2005, May 12, 2005, May 18, 2005, June 3, 2005 (two reports), June 15, 2005 and June 17, 2005.

We specifically do not incorporate any of our historical financial statements and related materials in this Statement.

All documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of Exchange Act after the date of this Statement and prior to the Expiration Date will be incorporated by reference and be a part of this Statement from their respective filing dates (excluding any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K). Any statement contained in a document incorporated by reference in this Statement shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

You may request a copy of these filings, at no cost, by writing or telephoning:

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

Telephone: (205) 940-4000

Facsimile: (205) 940-4468

Attention: Charles J. Hansen

You should rely only on the information provided in this Statement and in our filings under the Exchange Act incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this Statement is accurate as of any date other than that on the front cover of this Statement.

SAKS INCORPORATED

SOLICITATION OF CONSENT TO INDENTURE AMENDMENTS AND WAIVER OF DEFAULTS

In order to give the Consent, a Holder should mail, hand deliver, send by overnight courier or by facsimile or electronic transmission (in each case, confirmed by physical delivery) a properly completed and duly executed Consent Form, and any other required document, to the Information Agent at its address set forth below. Any questions or requests for assistance or for additional copies of this Statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder (or a beneficial owner that is not a Holder) may also contact the Solicitation Agents or the Information Agent at their respective telephone numbers set forth below or its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Solicitation.

The Solicitation Agents for the Solicitation are:

Citigroup Global Markets Inc. 390 Greenwich Street, 4th Floor New York, New York 10013 Attn: Liability Management Group Toll-free: (800) 558-3745	Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attn: Credit Liability Management Group Toll-free: (800) 828-3182 Collect: (212) 357-7867

Banc of America Securities LLC

214 North Tryon Street, 17th Floor

Charlotte, North Carolina 28255

For Convertible Notes:

Collect: (212) 933-2471

For 2008 Notes and 2011 Notes:

Toll-Free: (888) 292-0070

Collect: (704) 388-9217

Wachovia Securities

301 South College Street

Charlotte, North Carolina 28288

For Convertible Notes:

Collect: Tim Schar at (704) 715-6454

For 2008 Notes and 2011 Notes:

Attention: Liability Management Group

Toll-Free: (866) 309-6316

Collect: (704) 715-8341

The Information Agent for the Solicitation is:

Global Bondholder Services Corporation

65 Broadway - Suite 704

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 470-3900

By Facsimile:

(For Eligible Institutions only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail 65 Broadway - Suite 704 New York, NY 10006	By Overnight Courier 65 Broadway - Suite 704 New York, NY 10006	By Hand 65 Broadway - Suite 704 New York, NY 10006